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                                   EXHIBIT 18




February 5, 1996

To the Board of Directors of
National Education Corporation


Dear Directors:

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and issued our report thereon dated February 5, 1996. Note 1 to the consolidated financial statements describes a change in the Company's method of determining the cost of inventories from the last-in, first-out to the first-in, first-out method. It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.



Very truly yours,



Price Waterhouse LLP